Exhibit 99.1

Dayton Superior Files Proposed Plan of Reorganization

Marks Important Step on Path to Exit from Chapter 11

DAYTON, Ohio--(BUSINESS WIRE)--July 24, 2009--Dayton Superior Corporation (Pink Sheets: DSUPQ) (the “Company”), the leading North American provider of specialized products for the nonresidential concrete construction market, today announced that it has filed a proposed plan of reorganization (the “Plan”) and disclosure statement with the United States Bankruptcy Court for the District of Delaware in Wilmington. A hearing to consider the adequacy of the disclosure statement is scheduled for August 24, 2009.

Under the Plan, which the Company believes has the support of an overwhelming majority of the secured and unsecured creditors, approximately $161 million of the Company’s 13% Senior Subordinated Notes due 2009 will be converted to equity. Qualified prepetition note holders would have the right to purchase additional shares of stock of the reorganized Dayton Superior through a $100 million rights offering. Pursuant to a backstop agreement with the Company (which is subject to the satisfaction of certain conditions), two of the largest prepetition note holders, Oaktree Capital Management, L.P. and Solus Alternative Asset Management LP, have agreed to provide a $100 million backstop for any unsubscribed portion of the rights offering. Oaktree and Solus would own a substantial majority of the stock of the reorganized Dayton Superior upon its emergence from chapter 11 as a privately owned company.

“The commitment of Oaktree and Solus to backstop the rights offering is a strong statement of support by current investors in the future growth and profitability of the Company,” said Rick Zimmerman, Dayton Superior's President and Chief Executive Officer.

“Today’s filing of the proposed plan of reorganization and disclosure statement represents a significant step on the path to emerging efficiently and quickly from chapter 11,” said Zimmerman. “Under the plan, the new Dayton Superior would emerge as a stronger company with substantially lower debt and a sustainable long-term capital structure. We believe we are on track in the reorganization process to where the final plan could be confirmed by the Court within the next 60-75 days.”

As previously announced, Dayton Superior filed a voluntary petition for reorganization under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington on April 19, 2009. Additional information about the filing for creditors and other parties is available through a link on the Company website, www.daytonsuperior.com.

While the Company is in chapter 11, investments in its securities will be highly speculative. Investors should assume that shares of the Company's common stock have no value. Under the proposed plan of reorganization, existing shares of the Company's common stock would be cancelled upon consummation of the Company’s reorganization with no consideration being paid for such shares. The outcome of the chapter 11 restructuring case is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial reorganization.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in nonresidential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, nonresidential construction market. Our products can be found on construction sites nationwide and are used in nonresidential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  Depressed or fluctuating market conditions for the Company's products and services;
  operating restrictions imposed by the Company's existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company's distribution network;
  the competitive nature of the nonresidential construction industry in general, as well as specific market areas;
  the Company's ability to obtain court approval with respect to its motions in the chapter 11 proceedings;
  the ability of the Company to operate pursuant to the terms of the DIP facility;
  the ability of the Company to prosecute, develop and consummate a plan of reorganization with respect to the chapter 11 proceedings;
  risks associated with third-party motions in the chapter 11 proceedings, which may interfere with the Company's ability to develop and consummate a consensual plan of reorganization; and
  the potential adverse effects of the chapter 11 proceedings on the Company's liquidity or results of operations.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission.

In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things: the ability of the Company to obtain court approval with respect to its motions in the chapter 11 proceedings; the ability of the Company to operate pursuant to the terms of the DIP facility; the ability of the Company to prosecute, develop and consummate a plan of reorganization with respect to the chapter 11 proceedings; that the Company will be able to manage the risks associated with third party motions in the chapter 11 proceedings and they will not interfere with the Company's ability to develop and consummate a plan of reorganization; and the Company will be able to adequately manage any potential adverse effects of the chapter 11 proceedings on the Company's liquidity or results of operations.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115